Exhibit 4.2

AMENDMENT AND TERMINATION OF

RIGHTS AGREEMENT

This Amendment and Termination of Rights Agreement (this “Amendment”), dated as of October 5, 2020, between AAR CORP., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), amends that certain Rights Agreement, dated as of March 30, 2020, between the Company and the Rights Agent (the “Rights Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement as set forth herein;

WHEREAS, subject to certain limited exceptions not applicable here, Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, at any time prior to the time a Person becomes an Acquiring Person, and the Rights Agent shall if the Company so directs, amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, the Company has determined that this Amendment is permitted by Section 27 of the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendment to Section 7(a). Clause (i) of Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

    “(i) the Close of Business on October 5, 2020 (the “Expiration Date”),”

Section 2. Addition of New Section 36. The Rights Agreement is amended by adding a new Section 36 thereto, which shall read as follows:

“Section 36. Termination. Notwithstanding any provision of this Agreement to the contrary, except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate and shall have no further force or effect as of the Close of Business on October 5, 2020 and all Rights established hereunder shall automatically expire at such time.”

Section 3. Amendments to the Exhibits. The Exhibits to the Rights Agreement are hereby amended such that all references to the words “February 28, 2021” are replaced with the words “October 5, 2020”.

Section 4. Effective Date; Certification. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendment to the Rights Agreement set forth in this Amendment is in compliance with Section 27 of the Rights Agreement and the certification contained in this Section 3 shall constitute the certification required by Section 27 of the Rights Agreement.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted by facsimile or by e-mail delivery of a “.pdf” format data file shall have the same authority, effect, and enforceability as an original signature.

Section 7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8. No Other Modification. Except as expressly set forth herein, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

AAR CORP.
By:	/s/ Jessica Garascia
Name:	Jessica Garascia
Title:	Vice President, General Counsel
COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By:	/s/ Fred Papenmeier
Name:	Fred Papenmeier
Title:	Vice President & Manager